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                                                                    EXHIBIT 99.1

ALLTRISTA TO ACQUIRE TILIA


                              CONTACT:  Martin E. Franklin
                                        Chairman and
                                        Chief Executive Officer
                                        Alltrista Corporation
                                        914-967-9400

                                        Investor Relations:
                                        Jeff Zack/Ankit Goyal/ Martha Rodriguez
                                        Press: Stacy Berns/ Emily Brunner
                                        Morgen-Walke Associates
                                        212-850-5600

FOR IMMEDIATE RELEASE


                    ALLTRISTA ANNOUNCES DEFINITIVE AGREEMENT
                      TO ACQUIRE TILIA INTERNATIONAL, INC.


RYE, NEW YORK - MARCH 28, 2002 - ALLTRISTA CORPORATION (NYSE: ALC) announced today that it has entered into a definitive asset purchase agreement to acquire the business of Tilia International, Inc. for $160 million. Based in San Francisco, Tilia is a developer and distributor of home food preservation products including FoodSaver(R), the industry's leading line of home vacuum packaging systems. Pursuant to the agreement, Alltrista will acquire Tilia for approximately $145 million in cash and $15 million in seller debt financing. In addition, the agreement includes an earn-out provision with a total potential payment in cash or Alltrista common stock of up to $25 million payable in 3 years, provided that certain earnings performance targets are met. Closing of the transaction, expected in the second quarter, is subject to financing, Hart-Scott-Rodino approval and other customary conditions.

The acquisition, which is expected to more than double Alltrista's consumer products revenue, is consistent with Alltrista's strategic focus on food preservation products and niche branded kitchen consumables. On a pro forma basis, more than 70% of 2001 revenue of the combined companies would have been derived from the consumer products business. For the year ended December 31, 2001, Tilia generated sales of $184 million. Tilia, which employs approximately 150 people, will operate as a wholly owned subsidiary of Alltrista. Linda S. Graebner, Tilia's Chief Executive Officer, will continue to lead Tilia in that role.

The acquisition is expected to be accretive to earnings per share immediately. On a pro forma basis, the combined company generated 2001 revenue of $425.5 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $70.3 million, after adjusting for the net loss on Alltrista's divestitures of assets and net special charges and reorganization expenses. On a pro forma basis, diluted EPS for 2001 would have been $3.22, compared to $1.32 for Alltrista on a standalone basis and after adjusting to exclude the impact of Alltrista's November 2001 asset divestitures.


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To finance the acquisition, Alltrista plans to offer $150 million of senior subordinated notes to qualified institutional buyers in a private placement pursuant to Rule 144A under the U.S. Securities Act of 1933, and refinance its existing indebtedness with a new $100 million senior secured credit facility, of which half is anticipated to be drawn at closing. In addition, financing sources will also include a $23 million cash tax refund that Alltrista received on March 22nd as a result of the economic stimulus package signed on March 9, 2002. The refund is in addition to the $15.7 million tax refund received in January 2002. The senior subordinated notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Alltrista will host a telephone conference call today to review the proposed acquisition. The call will be broadcast live over the Internet at 1:00 p.m. Eastern Standard Time.

To access the call, please visit the Company's website at www.alltrista.com.

An online archive of the broadcast will be available within one hour of the conclusion of the call and available until midnight on Wednesday, April 3rd.

Alltrista Corporation operates two distinct business segments, Consumer Products and Materials Based. Consumer Products is the leading provider of home canning products in North America, primarily under the Ball(R), Kerr(R) and Bernardin(R) brands and also markets other home food preservation and preparation products. The Materials Based group consists of manufacturing operations in injection molded plastics and industrial plastics and is the country's largest producer of zinc strip and fabricated products, including coin blanks for U.S. and foreign mints.

This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products and the financial impact to Alltrista of the proposed acquisition of Tilia. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2001.